UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)    (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2016, Select Comfort Corporation (the “Company”) entered into a Lease Agreement with DCI 1001 Minneapolis Venture, LLC, as landlord (the “Landlord”), for corporate office space of approximately 211,000 square feet located at 1001 3rd Avenue South, Minneapolis, MN 55404. This office space will replace two existing office space leases expiring October 2017 of similar aggregate square footage and operating costs. The Lease Agreement has a commencement date of November 1, 2017 and an initial term of 15 years.

Under the Lease Agreement, the Company is required to pay an initial base rent of $10.25 per square foot per year, increasing to $14.08 per square foot per year by the final year of the initial term, as well as paying the Company’s pro rata share of all property taxes, insurance, maintenance, and expenses as defined in the Lease Agreement. The Company also has an option to extend the term of the Lease Agreement for up to three additional five year terms at a rate equal to 95% of the then market rate for comparable buildings in the market. The Lease Agreement also contains other customary terms, conditions, events of default and covenants.

The foregoing description of the Lease Agreement is qualified in its entirety by the full text of the Lease Agreement, which the Company will file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: October 25, 2016	By: /s/ Mark A. Kimball
Name: Mark A. Kimball Title: Senior Vice President

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